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EXHIBIT (a)(1)(B)

Valentis, Inc.

Offer to Purchase for Cash
16,940 Shares of Its Series A Preferred Stock and 55% of
Common Stock Purchase Warrants, Class A and Common Stock Purchase Warrants, Class B

        Valentis, Inc., a Delaware corporation (the "Company," "Valentis," "we," or "us"), hereby offers to purchase for cash, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal 16,940 shares, or 55%, of our currently outstanding Series A Convertible Redeemable Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), and 55% of the related Common Stock Purchase Warrants, Class A (the "Class A Warrants") and related Common Stock Purchase Warrants, Class B (the "Class B Warrants" and together with the Class A Warrants, the "Warrants"), which Warrants were issued to holders of Series A Preferred Stock in connection with their acquisition of the Series A Preferred Stock. Fifty-five percent of the related Warrants are exercisable for an aggregate of approximately 605,980 shares of Common Stock. The Company is offering to purchase the Series A Preferred Stock and related Warrants at a purchase price of $1,000 per share of Series A Preferred Stock and related Warrants tendered (the "Offer Consideration"), subject to the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal (such offer to purchase being referred to herein as the "Offer"). The Offer will expire on June 7, 2002, unless extended or earlier terminated (the "Expiration Date").

        Pursuant to Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, we have filed with the Securities and Exchange Commission (the "Commission") Schedule TO, which contains additional information with respect to the Offer. Our Schedule TO, including exhibits and any amendments, may be examined and copies may be obtained, at the places and in the manner set forth in the section entitled "Where You Can Find Additional Information."

        In order to finance this Offer, we plan to offer and sell, in a private placement transaction, a new series of preferred stock to be designated the "Series B Preferred Stock" (such offering to be referred to herein as the "New Offering"). If we are unable to generate sufficient funds in the New Offering, or if we fail to meet one of the other conditions to the Offer, the purchase of the Series A Preferred Stock and related Warrants pursuant to this Offer will not be consummated. See "Conditions to the Offer."

        If you wish to tender shares of Series A Preferred Stock and related Warrants, you should follow carefully the instructions described in the section entitled "Procedures for Tendering Shares", including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with your share certificates and any other required items to us. We will accept Warrants exercisable for only whole numbers of shares of Common Stock. Warrants tendered for fractional shares will be rounded to the next higher or lower number.

        Any questions, requests for information or assistance or requests for copies of Offer to Purchase materials may be directed to Robin Terasaki at Valentis, Inc., 863A Mitten Rd., Burlingame, California 94010 ((650) 697-1900). We do not make any recommendation as to whether or not holders of the Series A Preferred Stock and related Warrants should tender their shares of Series A Preferred Stock and related Warrants pursuant to the Offer.

        As of April 30, 2002, there were 30,800 shares of Series A Preferred Stock outstanding and Warrants exercisable for the purchase of an aggregate of 1,266,828 shares of our common stock, par value $0.001 per share (the "Common Stock"). There is no established trading market for the Series A Preferred Stock or the Warrants.

        Our principal executive offices are located at 863A Mitten Road, Burlingame, California 94010. Our telephone number is (650) 697-1900.

Neither the Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy of this Offer to Purchase (the "Offer to Purchase").
Any representation to the contrary is a criminal offense.

The date of this Offer to Purchase is May 10, 2002.

SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. It highlights the most material information in this Offer to Purchase and the accompanying Letter of Transmittal, but you should realize that it does not describe all of the details of the Offer. We urge you to read the entire Offer to Purchase and the accompanying Letter of Transmittal because they contain the full details of the Offer.

Who is offering to buy my securities?

        •    Valentis, Inc. is offering to buy back our own Series A Convertible Redeemable Preferred Stock and related Class A and Class B Common Stock Purchase Warrants.

What are the classes and amounts of securities sought in this Offer?

        •    We are offering to purchase 16,940 shares, or 55%, of our currently outstanding Series A Preferred Stock and 55% of the related Class A Warrants and Class B Warrants, which Warrants were issued to holders of the Series A Preferred Stock in connection with their acquisition of the Series A Preferred Stock. Fifty-five percent of the related Warrants are exercisable for an aggregate of approximately 605,980 shares of our Common Stock.

        •    The Company will accept Warrants exercisable for only whole numbers of shares of Common Stock. Warrants tendered for fractional shares will be rounded to the next higher or lower number as follows: (A) fractions one-half (1/2) or greater shall be rounded to the next higher whole number and (B) fractions of less than one-half (1/2) shall be rounded to the next lower whole number.

How much will Valentis pay me for my shares and in what form of payment?

        •    If you accept our Offer, for each one share of Series A Preferred Stock, Class A Warrants exercisable for 26.0162 shares of Common Stock and Class B Warrants exercisable for 9.756 shares of Common Stock properly tendered and not properly withdrawn before the expiration date, we will send you by wire transfer of immediately available funds $1,000.

        •    We will make this payment as soon as practicable after the Expiration Date. Under no circumstances will we pay interest on the Offer Consideration, including but not limited to, by reason of any delay in making payment.

Will dividends be paid on shares of Series A Preferred Stock purchased in the Offer?

        •    In connection with the Offer, we will pay accrued and unpaid dividends up to but not including the date of purchase on all outstanding shares of Series A Preferred Stock, payable in shares of our Common Stock.

Why is Valentis making the Offer?

        •    Valentis's acquisition and retirement of shares of our Series A Preferred Stock and cancellation of related Warrants, together with the consummation of the New Offering, will improve our stockholders' equity and will enable us to meet the quantitative maintenance criteria for continued listing of our Common Stock on the Nasdaq National Market as of the Purchase Date. See "Purpose of the Offer."

Does Valentis have the financial resources to pay me for my shares?

        •    In order to finance the purchase of shares of Series A Preferred Stock and related Warrants pursuant to the Offer, we are planning to offer and sell shares of our Series B Preferred Stock in the New Offering. See "Sources and Amounts of Funds" and "Conditions of the Offer."

i

How will Valentis's financial condition be affected by the Offer?

        •    Because the Offer is contingent upon our receipt of proceeds from the issuance and sale of shares of our Series B Preferred Stock, as described above, our financial condition will not be materially affected by the Offer. We have included "pro-forma" financial statements in this Offer to Purchase, which statements show the effect of the Offer on our financial condition. See "Unaudited Pro Forma Condensed Consolidated Financial Statements of Valentis, Inc. and Subsidiaries."

What are the most significant conditions to the Offer?

        •    Our obligations to accept for purchase, and to pay the Offer Consideration for, each share of the Series A Preferred Stock and the related Warrants is subject to, and conditioned upon, the satisfaction, or where applicable, our waiver of, the Financing Condition, the Minimum Tender Condition, the Consent Condition and the General Conditions. See "Conditions to the Offer."

        •    The conditions to the Offer are for our sole benefit and may be waived by us in our sole discretion.

How do I tender my shares?

        •    To participate in the Offer, you must take two actions. First, you must complete, execute and deliver to us the Letter of Transmittal that accompanies this Offer to Purchase. Second, you must deliver to us your original Series A Preferred Stock certificates and related Warrants. Be sure, if you decide to participate in the Offer, to take both of these actions or your shares of Series A Preferred Stock and related Warrants will not be purchased.

        •    Please note that to participate in the Offer you will have to send in Class A Warrants exercisable for 26.0162 shares of our common stock and Class B Warrants exercisable for 9.756 shares of our common stock for every one share of Series A Preferred Stock you tender. For example, if you tender 5,000 shares of Series A Preferred Stock you will also need to tender Class A Warrants exercisable for 130,081 shares of our common stock and Class B Warrants exercisable for 48,780 shares of our common stock. See "Number of Shares; Purchase Price."

In what order will tendered shares be purchased? Will tendered shares be prorated?

        •    If, at the expiration of the Offer more than 16,940 shares of Series A Preferred Stock and related Warrants are properly tendered and not withdrawn, and all of the other conditions are satisfied or waived, we will buy 16,940 shares of Series A Preferred Stock and related Warrants on a pro rata basis from all tendering holders of the Series A Preferred Stock.

        •    All securities tendered and not purchased pursuant to the Offer because of proration will be returned to the tendering holders at our expense as promptly as practicable following the Expiration Date.

How much time do I have to decide whether to tender in the Offer?

        •    You will have until at least 5:00 p.m., San Francisco, California time, on Friday, June 7, 2002, unless the offer is extended or earlier terminated (the "Expiration Date"), to tender your shares of Series A Preferred Stock and related Warrants. In the event of an extension or an earlier termination, "Expiration Date" will refer to the latest time and date at which the offer, as extended or terminated by Valentis, will expire or terminate.

Until what time can I withdraw previously tendered shares of Series A Preferred Stock and related Warrants?

        You may withdraw any previously tendered shares of Series A Preferred Stock and related Warrants at any time prior to the Expiration Date.

ii

How do I withdraw my previously tendered shares of Series A Preferred Stock and related Warrants?

        •    In order to withdraw your tendered shares of Series A Preferred Stock and related Warrants, you must deliver a written or facsimile notice of withdrawal with the required information to the following address:

      Valentis, Inc.
      863A Mitten Road
      Burlingame, California 94010
      Attention: General Counsel
      Facsimile number: (650) 652-1990

        See "Withdrawal of Tenders" and the instructions to the Letter of Transmittal.

On what date will the purchase of the Series A Preferred Stock and related Warrants be effective?

        •    We will make the purchase of the Series A Preferred Stock and related Warrants effective on June 10, 2002 (the "Purchase Date").

Where do I deliver the required documents?

        •    In order to take part in the Offer, you must deliver the executed Letter of Transmittal, your original Series A Preferred Stock certificates and the related Warrants to be tendered to the following address:

      Valentis, Inc.
      863A Mitten Road
      Burlingame, California 94010
      Attention: General Counsel
      Telephone: (650) 697-1900

Can the Offer be extended, and under what circumstances?

        •    We expressly reserve the right, subject to applicable law, to extend the period of time during which the Offer remains open.

        •    If we (i) increase or decrease the price that may be paid for the tendered shares of Series A Preferred Stock and related Warrants above or below $1,000 per share of Series A Preferred Stock tendered, (ii) increase the number of shares that we may purchase in the Offer by more than 2% of the outstanding shares, or (iii) decrease the number of securities that we may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of any of the above actions is first published, sent or given to you. See "Extension of the Offer; Termination; Amendment."

How will I be notified if the Offer is extended?

        •    If we decide to extend the Offer, we will notify you in writing of the new Expiration Date no later than 5:00 p.m., San Francisco, California time, on the day the Offer was previously scheduled to expire.

What if I do not tender my Series A Preferred Stock and related Warrants?

        •    If you do not tender your shares of Series A Preferred Stock and related Warrants those securities will remain outstanding and continue to have all of the rights, preferences and privileges appurtenant thereto.

Who do I contact if I have questions about the tender offer?

        •    To obtain additional information, you may contact: Valentis, Inc., 863A Mitten Road, Burlingame, California 94010, Attention: Robin Terasaki, telephone number (650) 697-1900.

iii

TABLE OF CONTENTS

SUMMARY TERM SHEET	i
INTRODUCTION	2
THE OFFER	2
Number of Shares; Purchase Price	2
Purpose of the Offer	3
Sources and Amounts of Funds	3
Expiration of the Offer	4
Conditions of the Offer	4
Procedures for Tendering Shares	5
Withdrawal of Tenders	6
Purchase of Shares and Payment of Purchase Price	7
Certain Information Concerning Valentis, Inc.	7
Transactions and Arrangements Concerning the Series A Preferred Stock and Warrants	8
Extension of the Offer; Termination; Amendment	8
Compliance with Blue Sky Laws	9
Certain Legal Matters and Regulatory Matters	10
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES	10
Consequences to Holders Who Tender Series A Preferred Stock and Warrants and Do Not Purchase Series B Preferred Stock	11
Consequences to Holders Who Tender Series A Preferred Stock and Warrants and Purchase Series B Preferred Stock	12
Consequences of Distribution of Common Stock	13
Backup Withholding and Information Reporting	13
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	14
PRO FORMA RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	14
WHERE YOU CAN FIND ADDITIONAL INFORMATION	15
INDEX TO FINANCIAL STATEMENTS	F-1

INTRODUCTION

        Valentis, Inc., a Delaware corporation ("Valentis", the "Company", "us" or "we"), is a biopharmaceutical company that converts genomic discoveries into medicines. The Company has three product platforms for the development of novel therapeutics: the GeneMedicine, GeneSwitch and OptiPEG platforms. The Del-1 GeneMedicine therapeutic is the lead product for the GeneMedicine platform of non-viral gene delivery technologies. Del-1 is an angiogenesis gene that is being developed for peripheral arterial disease and ischemic heart disease. The EpoSwitch therapeutic for anemia is the lead product for the GeneSwitch platform. The EpoSwitch product is being developed to allow control of erythropoietin protein production from an injected gene by an orally administered drug. The OptiPEG platform, consisting of proprietary PEGylation technologies, allows for improved dosing of biopharmaceuticals. OptiPEG is being developed through licensing to partners.

        The Company was originally incorporated in 1997 as Megabios Corp. and merged with GeneMedicine, Inc. in March 1999, when it changed its name to Valentis, Inc. Our principal executive offices are located at 863A Mitten Rd., Burlingame, California 94010.

        Upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase for cash 16,940 shares, or 55% of, our currently outstanding Series A Convertible Redeemable Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), and 55% of the outstanding related Common Stock Purchase Warrants, Class A (the "Class A Warrants") and related Common Stock Purchase Warrants, Class B (the "Class B Warrants" and together with the Class A Warrants, the "Warrants"), which Warrants were issued to holders of the Series A Preferred Stock in connection with their acquisition of the Series A Preferred Stock. Fifty-five percent of the related Warrants are exercisable for an aggregate of approximately 605,980 shares of our common stock, par value $0.001 per share (the "Common Stock"). The Offer and the payment for the shares of Series A Preferred Stock and the related Warrants are conditioned upon, among other things, the satisfaction of the Financing Condition, the Minimum Tender Condition, the Consent Condition and the General Conditions, as those terms are defined below. See "Conditions of the Offer."

THE OFFER

Number of Shares; Purchase Price

        Upon the terms and subject to the conditions of the Offer, Valentis will purchase for cash 16,940 shares, or 55% of, our currently outstanding Series A Preferred Stock, Class A Warrants exercisable for approximately 440,714 shares of our Common Stock and Class B Warrants exercisable for approximately 165,266 shares of our Common Stock, all of which are properly tendered and not properly withdrawn before the Expiration Date, as defined below. In order to participate in the Offer, a holder must tender at least one share of Series A Preferred Stock, and for each share of Series A Preferred Stock tendered, also tender Class A Warrants exercisable for 26.1062 shares of Common Stock and Class B Warrants exercisable for 9.756 shares of Common Stock. For each share of Series A Preferred Stock and related Warrants tendered, the Company will pay a price of $1,000 (the "Offer Consideration"). In addition, the Company intends to pay all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock up to but not including the date of purchase in shares of Common Stock.

        The Company will accept Warrants exercisable for only whole numbers of Common Stock. To determine the number of Class A or Class B Warrants a holder shall tender to participate in the Offer, the number of shares of Series A Preferred Stock to be tendered by such holder shall be multiplied by 26.1062 to determine the number of Class A Warrants to be accepted in the Offer and by 9.756 to determine the number of Class B Warrants to be tendered. Whenever such calculations would result in a fractional number of shares, the actual number of Warrants to be tendered shall be rounded to the next higher or lower whole number as follows: (A) fractions one-half (1/2) or greater shall be rounded to the next higher whole number and (B) fractions of less than one-half (1/2) shall be rounded to the next lower whole number.

        Payment of the Offer Consideration to tendering holders will be made by wire transfer of immediately available funds as soon as practicable after the Expiration Date and determination of the proration factor, if any. Under no circumstances will we pay interest on the Offer Consideration, including by not limited to, by reason of any delay in making payment.

        We reserve the right to purchase more than 16,940 shares of Series A Preferred Stock and related Warrants pursuant to the Offer if they are tendered.

Purpose of the Offer

        The purpose of the Offer is to retire at least 55% of the outstanding shares of our Series A Preferred Stock. The Series A Preferred Stock has certain rights and privileges that preclude us from classifying the Series A Preferred Stock within stockholders' equity. In order to finance the Offer, we plan to offer and sell shares of a newly-created series of preferred stock (the "New Offering"), which will be designated Series B Convertible Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock"). We expect the Series B Preferred Stock will have terms substantially similar to the existing Series A Preferred Stock, except that it will be classified as equity. The new series of preferred stock will be convertible into shares of Common Stock at a fixed conversion price that is based on the current market price of the Common Stock and will not have any of the rights or privileges that would preclude us from classifying it as equity in our financial statements. Accordingly, issuing shares of Series B Preferred Stock and retiring outstanding shares of the Series A Preferred Stock will have the effect of increasing the amount of the Company's stockholders' equity and net tangible assets. For continued listing of the Company's Common Stock on the Nasdaq National Market the Company must maintain certain quantitative criteria, including certain levels of stockholders' equity or certain levels of net tangible assets. As reported in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as of the end of the quarter the Company did not meet either of these criteria. By completing the Offer, as of the Purchase Date, we will meet the quantitative maintenance criteria necessary for continued listing on the Nasdaq National Market.

        All shares of Series A Preferred Stock acquired by us pursuant to the Offer will be retired, will be restored to the status of authorized, unissued and undesignated shares of the Company's class of preferred stock, and shall not be subject to reissuance as shares of Series A Preferred Stock. All Warrants acquired pursuant to the Offer will be cancelled without further recourse.

Sources and Amounts of Funds

        We currently intend to offer and sell shares of Series B Preferred Stock in the New Offering at a purchase price of $1,000 per share, and we plan to sell an aggregate of $16.94 million of Series B Preferred Stock. We expect the New Offering to close concurrently with the expiration of the Offer. We intend to use the net proceeds of the New Offering to fund the purchase of the tendered shares of Series A Preferred Stock and related Warrants. If the New Offering does not result in $16.94 million of gross proceeds on terms and conditions satisfactory to us, we shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered shares of Series A Preferred Stock and related Warrants, in each event subject to Rule 14e-1(c) under the Exchange Act of 1934, as amended (the "Exchange Act"), and may terminate the Offer.

        In the event that more than 16,940 shares of Series A Preferred Stock and related Warrants are tendered, the Company shall purchase an aggregate of 16,940 shares of Series A Preferred Stock and related Warrants tendered from the tendering holders on a pro rata basis, disregarding fractions, according to the number of shares of Series A Preferred Stock and Warrants tendered by each security holder.

        Statements in this Offer regarding the New Offering shall not constitute an offer to sell or a solicitation of an offer to buy any securities. The securities to be offered in the New Offering have not been registered under the Securities Act and may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from such registration requirements. See "Terms of the Offer—Conditions of the Offer."

Expiration of the Offer

        The term "Expiration Date" means 5:00 p.m. San Francisco, California time, on June 7, 2002 unless the offer is extended or earlier terminated. In the event of an extension or earlier termination, "Expiration Date" will refer to the latest time and date at which the Offer, as extended or terminated by Valentis, will expire or terminate. Any holder of Series A Preferred Stock will have until the Expiration Date to tender shares of Series A Preferred Stock and related Warrants. Valentis may, in its sole discretion, extend the period of time during which the offer will remain open. In the event of an extension, the term "Expiration Date" will refer to the latest time and date at which the Offer, as extended by Valentis, will expire. See "Extension of the Offer; Termination; Amendment" for a description of the Company's rights to extend, delay, terminate or amend the Offer. All conditions to the Offer, if shares of Series A Preferred Stock and related Warrants are to be accepted for payment promptly after the Expiration Date, will be either satisfied or waived by the Company prior to the expiration of the Offer on the Expiration Date.

Conditions of the Offer

        Notwithstanding any other provision of the Offer, the Company's obligations to accept, and pay for, the tendered shares of Series A Preferred Stock and related Warrants validly tendered pursuant to the Offer is conditioned upon satisfaction of the following conditions:

  •
  "Financing Condition"—the receipt by the Company before 5:00 p.m., San Francisco, California time, on the Expiration Date of $16.94 million of gross proceeds from the New Offering, on terms and conditions satisfactory to the Company. If the New Offering does not result in $16.94 million of gross proceeds, on terms and conditions satisfactory to the Company, the Company shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered shares of Series A Preferred Stock or related Warrants, in each event subject to Rule 14e-1(c) under the Exchange Act, and may terminate the Offer. The Company expects that it will return all tendered shares of Series A Preferred Stock and related Warrants promptly if it does not receive the proceeds of such issue by 5:00 p.m., San Francisco, California time, on the Expiration Date.

  •
  "Minimum Tender Condition"—the valid tender (and no withdrawal) prior to the Expiration Date of 16,940 shares of Series A Preferred Stock and related Warrants exercisable for not less than 605,980 shares of Common Stock.

  •
  "Consent Condition"—the receipt by the Company prior to the Expiration Date of the requisite consent of the holders of a majority of the outstanding shares of Series A Preferred Stock to the creation and issuance of the Series B Preferred Stock to be offered and sold in the New Offering.

  •
  "General Conditions"—the non-occurrence of each of the following events:

  (i)
  there has been instituted or threatened, or there is pending any action or proceeding (or there shall have been any material adverse development to any action or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer that, in our sole judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects and those of our subsidiaries, taken as a whole, or (b) would or might prohibit, prevent, restrict or delay consummation of the Offer;

    (ii)
    an order statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court of governmental, regulatory or administrative agency or instrumentality that, in our sole judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the Offer of (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects and those of our subsidiaries, taken as a whole;

    (iii)
    there has occurred or is likely to occur any event affecting our business or financial affairs, in our sole judgment, would nor might prohibit, prevent, restrict or delay consummation of the Offer; and

    (iv)
    there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (c) any limitation (whether or not mandatory) by any government of governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of the Company might affect the extension of credit by banks of other lending institutions, (d) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (e) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (including any action or inaction by us). Subject to the applicable securities laws and the terms set forth in this Offer to Purchase and the Letter of Transmittal, we reserve the right, prior to the expiration of the Offer on the Expiration Date, (i) to waive any and all conditions to the Offer, (ii) to terminate the Offer or extend the Expiration Date or (iii) otherwise amend the Offer, including these conditions, in any respect. All conditions of the Offer will, if the tendered shares of Series A Preferred Stock and related Warrants are to be accepted for payment promptly after the Expiration Date, be either satisfied or waived by us prior to the expiration of the Offer on the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Procedures for Tendering Shares

        Holders of Series A Preferred Stock must take two actions to properly tender their shares of Series A Preferred Stock and the related Warrants pursuant to the Offer. First, a holder must complete, execute and deliver to us the Letter of Transmittal that accompanies this Offer to Purchase. Second, the holder must deliver to us its original Series A Preferred Stock certificates and related Warrants. If a tendering holder does not take both of these actions prior to the Expiration Date, its shares of Series A Preferred Stock and related Warrants will not be purchased in the Offer.

        In accordance with the instructions in the Letter of Transmittal, holders desiring to tender shares of Series A Preferred Stock and related Warrants must specify the number of securities they are willing to sell to us. To participate in the Offer a holder will have to send in Class A Warrants exercisable for 26.0162 shares of our Common Stock and Class B Warrants exercisable for 9.756 shares of our

Common Stock for every one share of Series A Preferred Stock tendered. For example, if a holder tender 5,000 shares of Series A Preferred Stock it will also need to tender Class A Warrants exercisable for 130,081 shares of our Common Stock and Class B Warrants exercisable for 48,780 shares of our Common Stock.

        All questions as to the number of shares of Series A Preferred Stock and related Warrants to be accepted, the Offer Consideration to be paid for such securities to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares of Series A Preferred Stock or related Warrants will be determined by Valentis, in its reasonable discretion, and its determination will be final and binding on all parties. Valentis reserves the absolute right to reject any or all tender of any shares of Series A Preferred Stock or related Warrants that it determinates are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our legal counsel, be unlawful. Valentis also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and the Company's interpretation of the terms of the Offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Valentis. Valentis will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. Valentis will not be obligated to give notice of any defects or irregularities in tenders, nor will it incur any liability for failure to give any notice.

        The method of delivery of all documents, including certificates for shares, Warrants, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        In the event that a holder's Warrants are exercisable for a greater number of shares of our common stock than such holder is tendering, upon the completion of the Offer, we will issue to such stockholder a new warrant with identical terms for the remainder of the shares of our Common Stock. Likewise, in the event that the Series A Preferred Stock certificate sent by a holder represents more shares than such holder is tendering, as soon as practicable upon completion of the Offer, we will send such holder a new stock certificate representing the remainder of its shares of Series A Preferred Stock.

Withdrawal of Tenders

        Validly made tenders may be validly withdrawn at any time up until 5:00 p.m., San Francisco, California time, on the Expiration Date. In addition, tendered shares and Warrants may be validly withdrawn if the Offer is terminated without any shares of Series A Preferred Stock or related Warrants being purchased thereunder. In the event of a termination of the Offer, the shares and Warrants tendered pursuant to the Offer will be promptly returned to the tendering Holders.

        In order to withdraw tendered shares of Series A Preferred Stock and related Warrants, a holder must deliver a written or facsimile notice of withdrawal to the following address:

      Valentis, Inc.
      863A Mitten Road
      Burlingame, California 94010
      Attention: General Counsel
      Facsimile number: (650) 652-1990

The notice of withdrawal must (i) identify the name of the person that tendered the shares of Series A Preferred Stock and related Warrants to be withdrawn, (ii) specify the number of shares of Series A Preferred Stock and related Warrants to be withdrawn (including the stock certificate number(s) and warrant number(s)) and (iii) be signed by the holder of such shares of Series A Preferred Stock and related Warrants in the same manner as the original signature on the Letter of Transmittal by which such shares of Series A Preferred Stock and Warrants were tendered (including any required signature guarantees). If the shares or Warrants have been delivered, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any shares of Series A Preferred Stock and related Warrants so withdrawn will be deemed not to have been validly tendered for purposes of the Offer and no consideration will be paid with respect thereto unless the shares of Series A Preferred Stock and related Warrants so withdrawn are validly retendered.

        All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Valentis will not be obligated to give notice of any defects or irregularities in any notice of withdrawal and will not incur liability for failure to give any notice. Withdrawal of shares of Series A Preferred Stock and related Warrants can be accomplished only in accordance with the foregoing procedures.

Purchase of Shares and Payment of Purchase Price

        All shares of Series A Preferred Stock and related Warrants that are tendered in accordance with the procedures set forth herein and not properly withdrawn in accordance with the procedures set forth herein prior to the Expiration Date will, upon the terms and subject to the conditions hereof, including satisfaction of the Financing Condition, the Minimum Tender Condition, the Consent Condition and the General Conditions, be accepted for payment by the Company, and payments will be made therefor promptly after the Expiration Date. If the Offer is not consummated, no such payments will be made. All shares of Series A Preferred Stock and related Warrants tendered and not purchased pursuant to the Offer, including shares and Warrants not purchased because of proration, will be returned to the tendering stockholders at Valentis's expense as promptly as practicable following the Expiration Date.

        If, at the expiration of the Offer more than 16,940 shares of Series A Preferred Stock and related Warrants are properly tendered and not withdrawn, all of the other conditions are satisfied or waived, including completion of the New Offering, we will buy shares on a pro rata basis from all tendering holders of the Series A Preferred Stock, according to the number of shares of Series A Preferred Stock and related Warrants tendered by each holder. All securities tendered and not purchased pursuant to the Offer because of pro-ration will be returned to the tendering holders at our expense as promptly as practicable following the Expiration Date. None of the shares of Series A Preferred Stock or related Warrants are to be acquired from any of our officers, directors or affiliates.

Certain Information Concerning Valentis, Inc.

        Valentis is a Delaware corporation with our principal executive offices located at 863A Mitten Rd., Burlingame, California 94010. As of May 1, 2002, Valentis had outstanding 30,800 shares of Series A Preferred Stock, held of record by nine stockholders, Class A Warrants exercisable for an aggregate of 959,511 shares of Common Stock and Class B Warrants exercisable for an aggregate of 307,317 shares of Common Stock. None of the Series A Preferred Stock or Warrants are publicly traded, listed on any exchange or quoted in any automated quotations system of a registered national securities association. In accordance with the agreements pursuant to which the shares of Series A Preferred Stock and the Warrants were issued, we filed a registration statement registering the resale by the holders of such Series A Preferred Stock and Warrants of the Common Stock issuable upon (i) the conversion of the Series A Preferred Stock, (ii) the Warrants and (iii) the Company's election to pay the Series A Preferred Stock dividends in shares of Common Stock.

        The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Company hereby incorporates by reference the following: (i) the information set forth in Item 8 of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001; (ii) the information set forth in Part I entitled "Financial Information" of the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002. For further information regarding the financial statements of the Company, see the sections entitled "Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends," "Pro Forma Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends" and the Unaudited Pro Forma Condensed Consolidated Financial Statements in the Offer to Purchase.

Transactions and Arrangements Concerning the Series A Preferred Stock and Warrants

        The Series A Preferred Stock and Warrants were issued pursuant to the several Subscription Agreements, each dated as of November 20, 2000, by and between the Company and each of the investors named below (each a "Subscription Agreement" and collectively the "Subscription Agreements"). Pursuant to the Subscription Agreements, the Company registered the shares of Common Stock that are issuable upon (i) the conversion of the Series A Preferred Stock, (ii) the Warrants and (iii) the Company's election to pay the Series A Preferred Stock dividends in shares of Common Stock.

        The Warrants were issued to the purchasers of our Series A Preferred Stock pursuant to the Subscription Agreements, which provided that for every share of Series A Preferred Stock purchased they were issued Class A Warrants to purchase 26.0162 shares of our Common Stock and Class B Warrants to purchase 9.756 shares of our Common Stock. The Class A Warrants are exercisable in full or in part at any time or in part from time to time for four years beginning on December 5, 2000 and the Class B Warrants are exercisable in full or in part at any time or in part from time to time for three years beginning on December 5, 2001. The Warrants are initially exercisable for $10.25 per share of Common Stock, subject to adjustment if the Company issues Common Stock or securities convertible into or exercisable for shares of its Common Stock at a price less than current fair market value, calculated as a five-day trailing average of the closing prices of the Common Stock.

        The form of the Subscription Agreements is incorporated herein by reference to Exhibit 10.1 to our Registration Statement on Form S-3 (File No. 333-54066), as filed with the Commission on January 19, 2001. The Company entered into the Subscription Agreements with the following entities:

      Omicron Partners, L.P.
      Triaxis Trust AG
      Banca Del Gottardo
      Perseus-Soros Biopharmaceutical Fund, L.P.
      OTATO Limited Partnership
      Delta Opportunity Fund (Institutional), LLC
      Delta Opportunity Fund, Ltd.
      Pharma w/Health
      Gallahad Private Equity Fund LLC
      Leonardo Capital Fund

        Gallahad Private Equity Fund LLC converted all of its shares of our Series A Preferred Stock into shares of our common stock in January 2002. Gallahad has not exercised its Class A Warrant exercisable for 18,211 shares of Common Stock and a Class B Warrant exercisable for 6,830 shares of Common Stock.

Extension of the Offer; Termination; Amendment

        Valentis expressly reserves the right, in our sole discretion, at any time and from time to time, regardless of whether or not any of the events set forth in "Conditions of the Offer" have occurred or are deemed by Valentis to have occurred, to extend the period of time the offer is open and delay acceptance for payment of, and payment for, any shares of Series A Preferred Stock and related Warrants by making a public announcement of the extension. Valentis also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares of Series A Preferred Stock and related Warrants not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment upon the occurrence of any of the events set forth in "Conditions of the Offer" by making a public announcement of the termination or postponement. The Company's reservation of the right to delay payment for shares which it has accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that Valentis must pay the consideration offered or return the shares of Series A Preferred Stock and related Warrants tendered promptly after the termination or withdrawal of the Offer. Subject to compliance with applicable law, Valentis further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in the section entitled "Conditions of the Offer" have occurred or are deemed by Valentis to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the Offer Consideration or by decreasing or increasing the number of shares being sought in the Offer or modifying in any respect any conditions to the Offer). Any amendment to the Offer will apply to all shares of Series A Preferred Stock and related Warrants tendered in the Offer.

        In the case of an extension, the amendment must be issued no later than 9:00 a.m., San Francisco, California time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which Valentis may choose to make a public announcement, except as required by applicable law, Valentis will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to PR Newswire. If the Company makes a material change in the terms of the Offer or the information concerning the Offer, the Company will disseminate additional Offer materials and extend such Offer to the extent required by law.

        If Valentis (i) increases or decreases the price that may be paid for each share of Series A Preferred Stock and related Warrants above or below $1,000, (ii) increases the number of shares that it may purchase in the Offer by more than 2% of the outstanding shares or (iii) decreases the number of shares that it may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given.

Compliance with Blue Sky Laws

        The Company is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Company will make a good faith effort to comply with any such law. If, after such good faith effort, the Company cannot comply with any such law, the Offer will not be made to (nor will tenders of shares of Series A Preferred Stock or related Warrants be accepted from or on behalf of) the owners of shares of Series A Preferred Stock and related Warrants residing in such jurisdiction.

        No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer, and if given or made, such information or representation may not be relied upon as having been authorized by the Company.

Certain Legal Matters and Regulatory Matters

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of the shares of Series A Preferred Stock and related Warrants as contemplated in the Offer or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition of the Series A Preferred Stock or Warrants as contemplated by the Offer. Should any such approval or other action be required, we currently contemplated that we will seek such approval or other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares of Series A Preferred Stock or related Warrants tendered in the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained at all or without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment and pay for shares of Series A Preferred Stock and related Warrants are subject to conditions. See "Conditions of the Offer."

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain U.S. federal income tax consequences of the offer to holders of our Series A Preferred Stock and Warrants whose shares of Series A Preferred Stock (the "Shares") and Warrants are tendered and accepted for payment pursuant to the offer. This summary is based upon the Internal Revenue Code of 1986, as amended to the date of this offer (the "Code"), existing and proposed Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this offer (possibly on a retroactive basis). This summary also does not address the state, local, foreign or other tax consequences of participating in the offer. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

        This summary assumes that the Shares and Warrants are held as capital assets. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to a holder's particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

  •
  a broker-dealer or a dealer in securities or commodities;

  •
  a bank, thrift or other financial institution;

  •
  a regulated investment company or a real estate investment trust;

  •
  an insurance company;

  •
  a tax-exempt organization;

  •
  a holder subject to the alternative minimum tax provisions of the Code;

  •
  a person holding our Shares or Warrants as a part of a hedge, straddle, conversion or other risk reduction or constructive sale transaction;

  •
  a person holding our Shares or Warrants through a partnership or similar pass-through entity;

  •
  a person with a "functional currency" other than the U.S. dollar; or

  •
  a holder that is a nonresident alien, a corporation or other entity that is not created or organized in or under the laws of the U.S. or a political subdivision of the U.S., or an estate or trust that is not treated as a U.S. person for federal income tax purposes.

        If a partnership holds our Shares or Warrants, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Shares or Warrants, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the Shares and Warrants.

        THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

Consequences to Holders Who Tender Series A Preferred Stock and Warrants and Do Not Purchase Series B Preferred Stock

        The tender of Series A Preferred Stock and Warrants for cash pursuant to the Offer by holders who do not purchase Series B Preferred Stock will be a taxable transaction for U.S. federal income tax purposes. The cash received by the holder will be attributable to the tendered Shares in part and the tendered Warrants in part. If the receipt of cash by a holder in exchange for the tender of Shares pursuant to the Offer is treated as a sale or exchange of such Shares for U.S. federal income tax purposes, the holder will recognize capital gain or loss equal to the difference between the total amount of cash received and the holder's aggregate adjusted tax basis in the Shares and Warrants tendered to us. A holder's adjusted tax basis in each of the Shares and Warrants tendered to us will generally equal the amount it paid for each of the Shares and Warrants. The gain or loss on the Shares (Warrants) would be long-term capital gain or loss if the holding period for the Shares (Warrants) exceeded one year. If a holder is an individual and has held the Shares (Warrants) for more than one year, then the capital gain on the Shares (Warrants) will generally be subject to tax at a maximum rate of 20%. A holder's ability to deduct capital losses may be limited.

        The receipt of cash by a holder pursuant to the Offer in exchange for the tender of Shares will be treated as a sale or exchange of the Shares for U.S. federal income tax purposes if the exchange either (i) is "not essentially equivalent to a dividend" with respect to the holder under section 302(b)(1) of the Code or (ii) results in a "complete termination" of the holder's stock interest in Valentis, Inc. under section 302(b)(3) of the Code. In determining whether either of the tests have been met, a holder must take into account not only Shares it actually owns, but also Shares it constructively owns within the meaning of section 318 of the Code.

        The receipt of cash by a holder pursuant to the Offer in exchange for the tender of Shares will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in Valentis, Inc. Whether the receipt of cash by a holder pursuant to the Offer in exchange for the tender of Shares will result in a meaningful reduction of the holder's proportionate stock interest will depend on the holder's particular facts and circumstances. If, however, as a result of an exchange of Shares for cash pursuant to the offer, a holder whose relative stock interest in Valentis, Inc. is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate stock interest in Valentis, Inc. (which applies to any ownership of common or preferred stock and any Shares constructively owned), the holder should generally be regarded as having suffered a meaningful reduction in its stock interest in Valentis, Inc.

        Satisfaction of the "complete termination" exceptions is dependent upon compliance with the objective test set forth in section 302(b)(3) of the Code. The receipt of cash by a holder pursuant to the offer will result in a "complete termination" if either (i) all of the Shares actually and constructively owned by the holder are exchanged pursuant to the offer or (ii) all of the Shares actually owned by the holder are exchanged pursuant to the offer and the stockholder is eligible to waive, and effectively waives, the attribution of Shares constructively owned by the holder in accordance with the procedures described in section 302(c)(2) of the Code.

        If a holder's receipt of cash in exchange for the tender of Shares pursuant to the offer does not constitute a sale or exchange of the Shares as described above, then the holder's receipt of cash that is attributable to the Shares will instead be treated as a distribution and not as a sale or exchange (though the holder's receipt of cash in exchange for the tender of Warrants will continue to be treated as a sale or exchange of the Warrants as described above). The distribution will be treated as a dividend (and hence taxable as ordinary income) to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. In this connection, we believe that we will not have any current or accumulated earnings and profits. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the holder's tax basis in the Shares exchanged in the offer, and any remaining portion will be taxable to the holder as capital gains. Any such capital gain will be long-term capital gain if the holder has held the Shares for more than one year at the time of the exchange. A dividend received by a corporate holder may be (i) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (ii) subject to the "extraordinary dividend" provisions of section 1059 of the Code.

Consequences to Holders Who Tender Series A Preferred Stock and Warrants and Purchase Series B Preferred Stock

        The treatment of a holder who tenders Series A Preferred Stock and Warrants and simultaneously purchases Series B Preferred Stock will depend upon whether the Internal Revenue Service integrates the two transactions, thereby treating them as a single transaction. We intend to take the position that the transactions should be treated as a single integrated transaction for holders who both tender Series A Preferred Stock and purchase Series B preferred stock.

        If the Internal Revenue Service views the transactions as a single integrated transaction, a holder who tenders Series A Preferred Stock and Warrants for cash and simultaneously purchases Series B Preferred Stock for cash will be treated for U.S. federal income tax purposes as if he exchanged Series A Preferred Stock and Warrants for Series B Preferred Stock (and the net amount of cash received, if any). In such case, the transactions would be treated as a "recapitalization" for such a holder, and the holder would recognize gain (but not loss) equal to the lesser of (a) the net amount of cash received (if any) and (b) the excess of (i) the sum of the net amount of cash received plus the fair market value of the Series B Preferred Stock received by the holder over (ii) the holder's tax basis in the Series A Preferred Stock and Warrants tendered by the holder. The adjusted tax basis of the Series B Preferred Stock received by such holder would be equal to the adjusted tax basis of the Shares and Warrants tendered, decreased by the amount of net cash (if any) received and increased by the amount of gain recognized (if any) by the holder. A holder's holding period with respect to the Series B Preferred Stock received would include the holding period of the Series A Preferred Stock tendered.

        If, on the other hand, the Internal Revenue Service does not view the tender and purchase as an integrated single transaction, the holders will generally receive the same treatment as described above under "—Consequences to Holders Who Tender Series A Preferred Stock and Do Not Purchase Series B Preferred Stock." However, in such case, the Internal Revenue Service may consider the holder's ownership of the Series B Preferred Stock that it purchases in determining whether the exchange is "not essentially equivalent to a dividend" under Section 302(b)(1) of the Code or results in a "complete termination" of the holder's stock interest under Section 302(b)(3) of the Code.

        Holders who both tender Series A Preferred Stock and Warrants and purchase Series B Preferred Stock are strongly urged to consult their tax advisor as to the specific tax consequences to them of the transactions.

Consequences of Distribution of Common Stock

        In connection with the offer, we will declare and pay a dividend with respect to the Series A Preferred Stock in the form of Common Stock on the Purchase Date. The Common Stock received will be treated as a distribution to holders, and the amount of the distribution will be equal to the fair market value of the Common Stock on the Purchase Date. A holder's tax treatment regarding the receipt of Common Stock will be the same as for the receipt of cash where the cash is treated as a distribution and not as a sale or exchange, as described in the final paragraph under "—Consequences to Holder Who Tender Series A Preferred Stock and Warrants and Do Not Purchase Series B Preferred Stock". A holder's adjusted tax basis for the Common Stock received will be its fair market value on the Purchase Date, and a holder's holding period for such Common Stock will begin on the day immediately after the Purchase Date.

Backup Withholding and Information Reporting

        Payments of dividends on the Preferred Stock to holders and the proceeds received upon the sale or other disposition of the Preferred Stock and Warrants by holders may be subject to information reporting and backup withholding tax at a rate of up to 31%. Payments to certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. Payments to a holder will be subject to information reporting and backup withholding tax if such stockholder:

  •
  fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

  •
  furnishes an incorrect TIN;

  •
  is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or

  •
  fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the Internal Revenue Service has not notified the holder that it is subject to backup withholding.

        The amount of any reportable payments, including dividends, made to a holder (other than to holders which are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such holders and to the Internal Revenue Service for each calendar year.

        A holder should consult its tax advisor regarding its qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax, and taxpayers may use amounts we withhold as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the Internal Revenue Service.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

        Our ratio of earnings to fixed charges and preferred stock dividends is computed by dividing earnings (loss) by fixed charges and preferred stock dividends. Earnings consist of our net loss before income taxes and adding back fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and the portion of rental expense representative of interest. Preferred stock dividend requirements include the Series A Preferred Stock dividends and accretion of the carrying value of the preferred stock.

        The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

For the years ended June 30,		For the nine months ended March 31,
2000	2001	2002
—	—	—

        Earnings, as defined, for the fiscal years ended June 30, 2000 and 2001, and for the nine months ended March 31, 2002 were insufficient to cover fixed charges and preferred stock dividends by the amount of the net loss applicable to the holders of the Common Stock (in thousands) of $(47,655), $(41,814) and $(30,139), respectively.

PRO FORMA RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

        Our pro forma ratio of earnings to fixed charges and preferred stock dividends is computed by dividing earnings (loss) by fixed charges and preferred stock dividends. Earnings consist of our net loss before income taxes and adding back fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and the portion of rental expense representative of interest. Preferred stock dividend requirements include preferred stock dividends, accretion of the carrying value of the preferred stock and a deemed dividend resulted from the purchase of 16,940 shares of Series A Preferred Stock and the sale of 16,940 shares of Series B Preferred Stock.

        The following table sets forth our pro-forma ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

For the years ended June 30,		For the nine months ended March 31,
2000	2001	2002
—	—	—

        Earnings, as defined, for the fiscal years ended June 30, 2000 and 2001, and for the nine months ended March 31, 2002 were insufficient to cover fixed charges and preferred stock dividends by the amount of the net loss applicable to the holders of Common Stock (in thousands) of $(47,655), $(41,019) and $(29,077), respectively.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        In connection with this Offer to Purchase, we filed a Schedule TO with the Commission because the Offer may be viewed as a tender offer by us for our outstanding shares of Series A Preferred Stock and related Warrants. This Offer to Purchase omits certain information contained in the Schedule TO. For further information, we refer you to the Schedule TO, including the exhibits filed thereto. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file periodic reports, proxy statements and other information with the Commission. The Schedule TO, including the exhibits thereto, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents can be obtained from the Commission at prescribed rates at their offices. You may obtain information on the operation of the Commission's Public Reference Facilities by calling 1-800-SEC-0330. The Commission also maintains a World Wide Web site that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of this site is http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Financial Statements of Valentis, Inc.:
Introduction	F-2
Balance Sheet as of March 31, 2002	F-3
Statement of Operations for the fiscal year ended June 30, 2001	F-4
Statement of Operations for the nine-months ended March 31, 2002	F-5
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-6

Valentis, Inc.

Unaudited Pro Forma Condensed Consolidated Financial Statements

Introduction

        The unaudited pro forma condensed consolidated financial statements are presented to reflect the purchase of 16,940 shares of Series A Preferred Stock and the sale of 16,940 shares of Series B Preferred Stock.

        These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results of future operations. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto included in the Annual Report on Form 10-K for the year ended June 30, 2001 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Securities and Exchange Commission.

        The unaudited pro forma condensed consolidated balance sheet at March 31, 2002 has been prepared as if the purchase of the Series A Preferred Stock and the sale of the Series B Preferred Stock had taken place on that date. The unaudited pro forma condensed consolidated statement of operations for the nine months ended March 31, 2002 has been prepared as if the purchase of the Series A Preferred Stock and the sale of the Series B Preferred Stock had taken place on July 1, 2001 and the unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2001 has been prepared as if the purchase of the Series A Preferred Stock and the sale of the Series B Preferred Stock had taken place on December 5, 2000, the issuance date of the Series A Preferred Stock.

Valentis, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

March 31, 2002

(in thousands)

	Historical	Pro Forma Adjustments		Pro Forma As Adjusted
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,936	$16,940	(a)	$9,936
		(16,940)	(b)
Short-term investments	15,287	—		15,287
Other receivables	489	—		489
Prepaid expenses and other current assets	470	—		470

Total current assets	26,182	—		26,182
Property and equipment, net	4,420	—		4,420
Long-term investments	—	—		—
Goodwill and other assets, net	1,078	—		1,078

	$31,680	$—		$31,680

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$158	$—		$158
Accrued compensation	1,116	—		1,116
Accrued restructuring charge	1,057	—		1,057
Other accrued liabilities	3,393	—		3,393
Deferred revenue	—	—		—
Current portion of long-term debt	609	—		609

Total current liabilities	6,333	—		6,333
Long-term debt	63	—		63
Commitments
Series A redeemable convertible preferred stock	25,267	(13,897)	(b)	11,370
Stockholders' equity:
Series B convertible preferred stock	—	16,940	(a)	16,940
Common stock	36	—		36
Additional paid-in capital	185,081	(3,043)	(b)	182,038
Accumulated other comprehensive income	389	—		389
Accumulated deficit	(185,489)	—		(185,489)

Total stockholders' equity	17	13,897		13,914

	$31,680	$—		$31,680

See accompanying notes.

Valentis, Inc.

Unaudited Pro Forma Condensed Consolidated Statements Of Operations

(in thousands, except share and per share amounts)

	Year ended June 30, 2001
	Historical	Pro Forma Adjustments		Pro Forma As Adjusted
Collaborative research and development revenue	$4,297	$—		$4,297
Research and development grant revenue	349	—		349

Total revenue	4,646	—		4,646
Operating expenses:
Research and development	30,177	—		30,177
General and administrative	8,231	—		8,231
Amortization of goodwill and other acquired intangible assets	5,733	—		5,733

Total operating expenses	44,141	—		44,141

Loss from operations	(39,495)	—		(39,495)
Interest income	2,324	—		2,324
Interest expense and other	(1,028)	—		(1,028)

Net loss	$(38,199)	—		$(38,199)
Deemed dividend—Series A Preferred Stock(1)	(1,479)	$795	(c)	(684)
Dividends on convertible preferred stock	(898)	—		(898)

Net loss applicable to common stockholders	$(40,576)	$795		$(39,781)

Basic and diluted net loss per common share	$(1.37)			$(1.35)

Shares used in computing basic and diluted net loss per common share	29,515			29,515

(1)
The pro forma amounts exclude non-recurring deemed dividends aggregating $12,051 which the Company expects to record in the quarter in which the Offer to Purchase is completed. See Note d for further discussion.

See accompanying notes.

Valentis, Inc.

Unaudited Pro Forma Condensed Consolidated Statements Of Operations

(in thousands, except share and per share amounts)

	Nine Months Ended March 31, 2002
	Historical	Pro Forma Adjustments		Pro Forma As Adjusted
	(unaudited)
Collaborative research and development revenue	$3,745	$—		$3,745
Research and development grant revenue	17	—		17

Total revenue	3,762	—		3,762
Operating expenses:
Research and development	18,775	—		18,775
General and administrative	6,089	—		6,089
Restructuring charge	1,725	—		1,725
Amortization of goodwill and other acquired intangible assets	4,300	—		4,300

Total operating expenses	30,889	—		30,889

Loss from operations	(27,127)	—		(27,127)
Interest income	859	—		859
Interest expense and other	101	—		101

Net loss	(26,369)	—		(26,369)
Deemed dividend—Series A Preferred Stock(1)	(2,072)	1,062	(c)	(1,010)
Dividends on convertible preferred stock	(1,171)	—		(1,171)

Net loss applicable to common stockholders	$(29,612)	$1,062		$(28,550)

Basic and diluted net loss per common share	$(0.92)			$(0.89)

Shares used in computing basic and diluted net loss per common share	32,137			32,137

(1)
The pro forma amounts exclude non-recurring deemed dividends aggregating $12,051 which the Company expects to record in the quarter in which the Offer to Purchase is completed. See Note d for further discussion.

See accompanying notes.

Valentis, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Pro forma adjustments:

  (a)
  To reflect the sale of 16,940 shares of Series B Preferred Stock for cash proceeds of $16,940,000.

  (b)
  To reflect the purchase of 16,940 shares of outstanding Series A Preferred Stock and all unexercised Warrants associated with those shares for $16,940,000. The pro forma adjustment to redeemable convertible Series A Preferred Stock is net of a $3,043,000 deemed dividend reflecting the remaining discount, beneficial conversion feature and issuance costs related to these shares that had not yet been accreted back to the Series A Preferred Stock.

  (c)
  To reflect the reduction in the recurring deemed dividends related to the Company's purchase of 16,940 shares of outstanding Series A Preferred Stock and all unexercised Warrants associated with those shares. For the year ended June 30, 2001 and the nine months ended March 31, 2002, the pro forma adjustments were $795,000 and $1,062,000, respectively.

  (d)
  The pro forma adjustments exclude non-recurring deemed dividends aggregating $12,051,000 associated with purchasing 16,940 shares of Series A Preferred Stock and all unexercised Warrants associated with those shares and the concurrent issuance of 16,940 shares of Series B Preferred Stock. Approximately $9,008,000 of these non-recurring dividends relates to the incremental fair value associated with the number of shares of common stock into which each share of Series B Preferred Stock are convertible, as compared to each share of Series A Preferred Stock and Warrants associated with the Series A Preferred Stock expected to be purchased by the Company. The $9,008,000 of incremental fair value was calculated using a common stock price of $2.36 per share.

    The remaining $3,043,000 non-recurring deemed dividend represents the unaccreted balance of discount, beneficial conversion, and issuance costs associated with the purchase of 16,940 shares of Series A Preferred Stock and all unexercised Warrants associated with those shares.

    These deemed dividends will be reflected in the financial statements of the period in which the Offer to Purchase is completed.

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SUMMARY TERM SHEET
TABLE OF CONTENTS
INTRODUCTION
THE OFFER
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
PRO FORMA RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
Valentis, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements
Valentis, Inc. Unaudited Pro Forma Condensed Consolidated Balance Sheet March 31, 2002 (in thousands)
Valentis, Inc. Unaudited Pro Forma Condensed Consolidated Statements Of Operations (in thousands, except share and per share amounts)
Valentis, Inc. Unaudited Pro Forma Condensed Consolidated Statements Of Operations (in thousands, except share and per share amounts)
Valentis, Inc. Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements